Exhibit 1

JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(f) of the Securities Exchange Act of 1934, as amended, the undersigned agree that this Statement on Schedule 13D being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the Ordinary Shares of Schering AG, a German stock corporation, is being filed on behalf of each of us. This Agreement may be included as an exhibit to such joint filing.
DATED: March 20, 2006

MERCK KGaA
By:	/s/ Dr. Tilman Schmidt-Lorenz
	Name:	Dr. Tilman Schmidt-Lorenz
	Title:	General Counsel

E. MERCK OHG
By:	/s/ Dr. Tilman Schmidt-Lorenz
	Name:	Dr. Tilman Schmidt-Lorenz
	Title:	General Counsel